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EXHIBIT 99.1

TransMeridian Exploration Completes $25 Million Private Placement

Houston, Texas (Prime Zone), November 12, 2004—TransMeridian Exploration, Inc. (OTCBB: TMXN) today announced that it has sold 1,785.714 shares of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred") in a private placement at a purchase price of $14,000 per share, and issued warrants to purchase up to 4,464,286 shares of the Company's common stock at an exercise price equal to $1.55 per share. The aggregate purchase price for the Series A Preferred and the related warrants was cash consideration of $25,000,000. Proceeds from the private placement of Series A Preferred Stock and Warrants will be used for general corporate purposes, including funding the Company's development drilling program in the South Alibek Field in Kazakhstan, and to pursue growth opportunities.

The Series A Preferred has a liquidation value of $14,000 per share and is convertible at the holders' option into common stock at a conversion price of $1.40 per share, subject to adjustments in certain circumstances. The holders of the Series A Preferred will be entitled to a quarterly dividend payable at the rate of four and one-half percent (4.5%) per annum, payable in cash. The holders of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, voting together with the holders of common stock as one class. So long as at least twenty (20%) percent of the Series A Preferred remains outstanding, the Company shall not issue any new securities or financial instruments that rank pari pasu or senior to the Series A Preferred without the approval of at least 75% of the Series A Preferred outstanding. Beginning one year following the effective date of the registration statement to be filed for the underlying shares of common stock, the Series A Preferred shall automatically convert into the common stock of the Company at the conversion price of $1.40 per share (subject to adjustments), if the common stock trades at a price equal to or greater than $4.15 per share for twenty (20) consecutive trading days.

"Completion of this private placement puts TransMeridian on solid financial footing," commented Lorrie T. Olivier, President and Chief Executive Officer, "and will allow us to continue with our plans for accelerated development of the South Alibek field and will allow us significant flexibility in pursuing other growth opportunities in the region."

About TransMeridian Exploration, Inc.

Transmeridian Exploration, Inc. (TMXN) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMXN primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in Azerbaijan.

For more information please contact the following:

Transmeridian Exploration, Inc. 397 N. Sam Houston Pkwy E. Suite 300 Houston, TX 77060 Lorrie T. Olivier, CEO Tel: (281) 999-9091 Fax: (281) 999-9094 E-mail: tmei@tmei.com Website: www.tmei.com	or	ROI Investor Relations, LLC 39 Broadway, Suite 2410 New York, NY 10006 Robert Giordano Tel: (212) 495-0200 x15 Fax: (212) 495-0746 E-mail: rgiordano@roiny.com

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Although Transmeridian Exploration, Inc. believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

        TMEI discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Note that the Company's use of terms such as "probable oil resources", "probable reserves", "possible oil resources", "ultimate potential", "resources" and "recoverable reserves" include quantities of oil that are not yet classified as proved and which SEC guidelines do not allow us to include in filings with the SEC.

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  EXHIBIT 99.1